EXHIBIT 5.1

April 27, 2004

California Micro Devices Corporation

430 N. McCarthy Blvd., No. 100

Milpitas, CA 95035-5112

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for California Micro Devices Corporation, a California corporation (the “Company”), in connection with Registration Statement on Form S-3 No. 333-113695 (including any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”); the Prospectus (the “Prospectus”) dated March 17, 2004, included in the Registration Statement; and the related Prospectus Supplement (the “Prospectus Supplement”) dated April 27, 2004. The Prospectus relates to the proposed public offering by the Company of an aggregate of up to 4,000,000 shares of common stock, no par value (the “Common Stock”) and the Prospectus Supplement relates to the proposed public offering by the Company of up to 1,495,000 shares (the “Shares”) of Common Stock, 195,000 of which are subject to the over-allotment option of the underwriters. The public offering under the Prospectus Supplement is to be made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated April 27, 2004 by and among the Company and Needham & Company, Inc., C.E. Unterberg, Towbin LLC, and Adams, Harkness & Hill, Inc. as representatives of the underwriters set forth on Schedule I thereto.

We have reviewed the Registration Statement, Prospectus, Prospectus Supplement and Underwriting Agreement, and such other agreements, documents, records, certificates and other materials, and have reviewed and are familiar with such corporate proceedings and satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion. In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons.

On the basis of the foregoing and subject to the limitation set forth below, we are of the opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner contemplated by the Registration Statement, Prospectus, and Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, the Shares will be legally issued, fully paid and nonassessable.

This opinion is limited to the General Corporation Law of the State of California, as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Form 8-K dated April 27, 2004, to the incorporation by reference of this opinion into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein and the Prospectus Supplement related thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/    PILLSBURY WINTHROP LLP